Exhibit 99.1

FOR IMMEDIATE RELEASE

FORWARD REPORTS FISCAL 2021 FIRST QUARTER RESULTS

Revenues of $9.7 million and operating loss of $0.2 million for the quarter

Hauppauge, NY – February 12, 2021 – Forward Industries, Inc. (NASDAQ:FORD), a single source solution provider for the full spectrum of hardware and software product design and engineering services as well as a designer and distributer of carry and protective solutions, today announced financial results for its first quarter ended December 31, 2020.

First Quarter Fiscal 2021 Financial Highlights

•	Revenues were $9.7 million, an increase of 15.5% from $8.4 million for the three months ended December 31, 2019.

•	Gross margin improved to 23.3% compared to 20.5% for the three months ended December 31, 2019.

•	Loss from operations was $167 thousand compared to $29 thousand for the three months ended December 31, 2019.

•	Net income was $1.2 million compared to a net loss of $82 thousand for the three months ended December 31, 2019, the increase primarily resulting from the $1.4 million of other income recognized on the forgiveness of our PPP loan in December 2020.

•	Basic and diluted earnings/(loss) per share were $0.12 compared to $(0.01) for the three months ended December 31, 2019, the increase also resulting from the aforementioned PPP loan forgiveness.

•	Cash and cash equivalents totaled $2.3 million at December 31, 2020.

Terry Wise, Chief Executive Officer of Forward Industries, stated, “In spite of the ongoing trading challenges, I am pleased to report a robust financial performance with year over year increases in both revenues and gross margin for the quarter. We continue to build momentum throughout retail and our design division remains solid in terms of performance, with both IPS and Kablooe collaborating to forge a strong pipeline.

As we progress through the fiscal year, and the trading environment progressively eases, I continue to be hopeful for the future.”

The tables below are derived from the Company’s condensed consolidated financial statements included in its Form 10-Q filed on February 12, 2021 with the Securities and Exchange Commission. Please refer to the Form 10-Q for complete financial statements and further information regarding the Company’s results of operations and financial condition relating to the fiscal quarters ended December 31, 2020 and 2019. Please also refer to the Company’s Form 10-K for a discussion of risk factors applicable to the Company and its business.

About Forward Industries

Forward is a fully integrated design, development and manufacturing solution provider to top tier medical and technology customers worldwide. Through its acquisition of Intelligent Product Solutions, Inc. and Kablooe Design, Inc., the Company has expanded its ability to design and develop solutions for our existing multinational client base and expand beyond the diabetic product line into a variety of industries with a full spectrum of hardware and software product design and engineering services. In addition to our existing design and distribution of carry and protective solutions, primarily for hand-held electronic devices, we are now a one-stop shop for design development and manufacturing solutions serving a wide range of clients in the industrial, commercial, medical and consumer industries.

Contact:

Forward Industries, Inc.

Anthony Camarda, CFO

(631) 547-3041

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FORWARD INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2020	2020
Assets	(Unaudited)

Current assets:
Cash	$2,332,324	$2,924,627
Accounts receivable, net	7,729,140	7,602,316
Inventories	1,257,397	1,275,694
Prepaid expenses and other current assets	339,292	419,472

Total current assets	11,658,153	12,222,109

Property and equipment, net	205,057	215,323
Intangible assets, net	1,478,227	1,531,415
Goodwill	1,758,682	1,758,682
Operating lease right of use assets, net	3,436,130	3,512,042
Other assets	72,251	116,697

Total assets	$18,608,500	$19,356,268

Liabilities and shareholders' equity

Current liabilities:
Line of credit	$1,000,000	$1,000,000
Note payable to Forward China	1,600,000	1,600,000
Accounts payable	212,928	197,022
Due to Forward China	3,451,724	3,622,401
Deferred income	169,769	485,078
Current portion of notes payable	114,894	983,395
Current portion of finance lease liability	13,231	18,411
Current portion of deferred consideration	–	45,000
Current portion of operating lease liability	269,569	259,658
Accrued expenses and other current liabilities	594,647	615,401
Total current liabilities	7,426,762	8,826,366

Other liabilities:
Notes payable, less current portion	–	529,973
Operating lease liability, less current portion	3,288,938	3,359,088
Finance lease liability, less current portion	7,560	12,769
Deferred consideration, less current portion	60,000	45,000
Total other liabilities	3,356,498	3,946,830

Total liabilities	10,783,260	12,773,196

Commitments and contingencies

Shareholders' equity:
Common stock, par value $0.01 per share; 40,000,000 shares authorized; 9,886,351 and 9,883,851 shares issued and outstanding at December 31, 2020 and September 30, 2020, respectively	98,863	98,838
Additional paid-in capital	19,622,791	19,579,684
Accumulated deficit	(11,896,414)	(13,095,450)

Total shareholders' equity	7,825,240	6,583,072

Total liabilities and shareholders' equity	$18,608,500	$19,356,268

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FORWARD INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended December 31,
	2020	2019

Revenues, net	$9,717,603	$8,392,854
Cost of sales	7,454,717	6,672,845
Gross profit	2,262,886	1,720,009

Sales and marketing expenses	602,961	535,172
General and administrative expenses	1,827,418	1,213,966

Loss from operations	(167,493)	(29,129)

Gain on forgiveness of note payable	(1,356,570)	–
Fair value adjustment of earn-out consideration	(30,000)	–
Interest income	(22,747)	–
Interest expense	46,392	50,949
Other (income)/expense, net	(3,604)	1,579
Income/(loss) before income taxes	1,199,036	(81,657)

Provision for/(benefit from) income taxes	–	–

Net income/(loss)	$1,199,036	$(81,657)

Earnings/(loss) per share:
Basic	$0.12	$(0.01)
Diluted	$0.12	$(0.01)

Weighted average common shares outstanding:
Basic	9,885,563	9,533,851
Diluted	10,039,799	9,533,851

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